UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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NRG ENERGY, INC.

(Name of Registrant as Specified in its Charter)

EXELON CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 25, 2009, Exelon Corporation issued the following press release:

Contact:	Kathleen Cantillon	FOR IMMEDIATE RELEASE
Exelon Communications
312-394-7417

Exelon Outlines for NRG Shareholders the Value Drivers of its Business

CHICAGO (June 25, 2009) – Exelon Corporation (NYSE:EXC), in a letter to shareholders of NRG Energy, Inc. (NYSE:NRG) today, provided more detail on the true value of Exelon’s offer to acquire NRG. Exelon emphasized that its offer is worth more to NRG shareholders today than when it was first announced last October.

In today’s letter, Exelon also urges NRG shareholders to use the BLUE proxy card to vote in favor of proposals to expand the NRG Board and elect nine new, independent and experienced directors. The full text of the letter follows:

* * * *

Dear NRG Energy, Inc. Shareholder:

Exelon Corporation has made an offer to acquire NRG Energy through an exchange of each share of NRG common stock you own for 0.485 of a share of Exelon common stock, which we believe would create significant value for you now and in the future. NRG’s board and management have resisted Exelon’s proposal from the outset, refusing to entertain the only serious offer they have received despite their review of market alternatives.

What makes the current NRG board’s conduct all the more surprising is that on top of its refusal to allow due diligence, it has spent a significant amount of shareholder money to file frivolous litigation and challenge our effort at every step since last October, as if the NRG board found our ongoing pursuit of value creation for NRG shareholders a distraction to be avoided regardless of the cost to you. It is not surprising that a judge just ruled against NRG in its lawsuit in federal court, determining that NRG’s case had no merit. In addition, despite repeated efforts by NRG to thwart or delay consideration of the proposed combination by regulatory authorities, FERC approved the combination on May 21, 2009.

Given what we believe is this obvious pattern of entrenchment and intransigence on the part of the NRG board and management, Exelon is left with little choice but to ask you, the NRG owners, to change the make-up of the NRG board of directors so you have an opportunity to take advantage of the substantial value that can be created through a combination of NRG and Exelon. We will not be deterred by NRG’s stubborn desire that we simply go away.

An Exelon-NRG combination provides a strategic platform for continued growth and offers extraordinary value-creation benefits to the shareholders of both companies. Our offer was valuable to NRG shareholders in October when we first made our proposal public, and it continues to offer the same and even greater value today. In the coming days and weeks, you will be hearing much more from Exelon on the value of our offer to acquire NRG.

Exelon is asking you to elect nine new, independent directors to an expanded NRG board of 19 directors. By changing the dynamic in the NRG boardroom, it is our intent not to change the control of the current board, but only to seat new directors who will bring a fresh perspective to the situation and put the best interests of NRG shareholders – and the shareholders’ expressed interest in a transaction – first and foremost. In our view, the present NRG board, in supporting management’s unbending position, is not acting in your best interests. Change is needed inside the NRG boardroom, and you can make change happen by casting your votes to expand the NRG board and elect all nine independent candidates proposed by Exelon. We urge you to vote today using the BLUE proxy card—by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.

SETTING THE RECORD STRAIGHT

Since we publicly disclosed our proposal, you have been subjected to what we believe is an unfortunate amount of misinformation and distortion coming from NRG. Of late, in particular, NRG’s management has sought to disparage the true value of Exelon’s offer.

The fact is that Exelon’s offer is worth more today than it was in October 2008. Investors are already well aware of the extent to which the value of Exelon’s offer has supported the trading price of NRG’s stock for more than eight months. Beyond that, it’s important to focus on a few of the key value drivers that Exelon will bring to the combined company in the future.

EXELON’S VALUE PROPOSITION: STRONGER TODAY, STRONGER TOMORROW

1.	Strength and Scale. Exelon’s position in the competitive power sector – with the largest nuclear fleet in the country and the third largest in the world – cannot be replicated. Exelon has the largest market cap in the industry and maintains an investment grade credit rating. This represents a sustainable competitive advantage, with scale, scope and financial flexibility becoming increasingly important for competitive generators. Given the highly volatile market environment and unprecedented political/regulatory challenges, smaller, sub-investment grade companies like NRG with concentrated risks will face growing challenges over the long-term. The combined Exelon-NRG will have scale unparalleled in the industry, with considerable regional, fuel and regulatory diversity, and with the financial strength and flexibility required to endure commodity fluctuations, political risks and capital market constraints.

2.	Carbon Advantage. Climate change legislation is now more likely than ever, and will significantly increase Exelon’s long-term earnings and value proposition while reducing the long-term value of NRG’s coal-powered generation fleet. While the specific provisions of legislation that may ultimately be approved are subject to further debate, Exelon’s large nuclear fleet positions it for significant upside from virtually any form of carbon legislation. At the same time, NRG will face long-term downside risk as a stand-alone entity dominated by coal plants.

3.	Increased Nuclear Capacity. Exelon intends to bring on-line between 1,300 and 1,500 MW of nuclear uprates between now and 2017—representing the equivalent of a new nuclear unit at roughly half the cost to build, and with no incremental annual operating expense other than the cost of fuel. Nuclear uprates provide a substantially higher return at lower financial risk than new build, and do not present the substantial risk of new-build cost overruns and regulatory delays, including those that NRG faces with its proposed new nuclear build at South Texas. The uprate projects are expected to be financed through Exelon’s balance sheet capacity. By comparison, NRG’s likely share of the output of its proposed nuclear project will be less than the amount of these uprates, while the financial risks of that project are substantially greater than Exelon’s uprates. While Exelon has successfully brought 1,100 MW of uprates on line over the past ten years and has plans to do even more, NRG is taking substantial risk to finance and build a $10 billion nuclear plant as a sub-investment grade company – something NRG has never done before and will not be able to do without financial assistance well in excess of the limited DOE loan guarantee resources that may be available to NRG for its project.

4.	Cost Discipline. Exelon has demonstrated a commitment to shareholder value through successful cost-cutting programs, including a recently announced efficiency program. O&M cost savings of $350 million are in the plan for 2010, half of which will be sustainable, representing a 3.5% decrease in O&M from 2009 to 2010. Exelon has a history of successfully creating shareholder value through disciplined spending, including $250 million of O&M cost savings following the Unicom-PECO merger in 2000 and another $350 million in O&M cost savings driven by the Exelon Way in 2003-2004.

5.	Market Diversification. Recent procurement events by Allegheny Power and PECO Energy in Pennsylvania, in which Exelon Generation won commitments for over 7 million megawatt hours of generation supply beginning in 2011, provide evidence of strong pricing for Exelon’s MidAtlantic fleet. The retail prices clearly underscore the long-term value inherent in Exelon’s well-positioned assets and the importance of strong regional market diversification.

We believe a combination of Exelon and NRG represents compelling and substantial value for all NRG stockholders. We also believe that the quickest and clearest path for NRG stockholders to realize the benefits of a transaction with Exelon—or any other strategic transaction—is to elect directors to the NRG board who are open to considering the merits of a combined Exelon-NRG and will compel management to at least enter into serious discussions on a transaction that demonstrates such clear value to you.

VOTE THE BLUE PROXY CARD TODAY

At the end of the day, you, as stockholders, are the owners of NRG and you will ultimately determine the future of your investment, but we do not think you will have that opportunity without a change in the NRG board. We are confident that you want a board of directors that will give Exelon’s offer full and fair consideration. We are equally confident that the nine independent nominees on the BLUE proxy card, upon election to the NRG board, will give full consideration to all strategic alternatives available to NRG and will not neglect, as we believe the current NRG board has, the opportunity to enter into a transaction that promises to create superior value for you.

Your vote is extremely important. To elect directors who are committed to looking out for your best interests, including exploring a potential combination of Exelon and NRG, please vote the BLUE proxy card TODAY by telephone, by Internet, or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided.

Thank you for your consideration.

Sincerely,

John W. Rowe
Chairman and Chief Executive Officer
Exelon Corporation

* * * *

Exelon announced on June 17, 2009, that it had filed its definitive proxy materials with the Securities and Exchange Commission to solicit proxies from NRG shareholders at the NRG annual meeting of shareholders scheduled for July 21, 2009.

Exelon announced on October 19, 2008, its proposal to acquire all outstanding shares of NRG common stock at a fixed exchange ratio of 0.485 of a share of Exelon common stock for each share of NRG common stock, which represented a 37% premium for NRG shareholders based on closing prices on the NYSE on October 17, 2008, the last trading day prior to the public disclosure of the Exelon offer. After NRG twice rejected the Exelon offer, Exelon brought its exchange offer directly to NRG shareholders on November 12, 2008.

Important Information

This press release relates, in part, to the offer (the “Offer”) by Exelon Corporation (“Exelon”) through its direct wholly-owned subsidiary, Exelon Xchange Corporation (“Xchange”), to exchange each issued and outstanding share of common stock (the “NRG shares”) of NRG Energy, Inc. (“NRG”) for 0.485 of a share of Exelon common stock. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, NRG shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (Reg. No. 333-155278) (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer

Documents”) previously filed by Exelon and Xchange with the Securities and Exchange Commission (the “SEC”). The Offer is made only through the Exchange Offer Documents. Investors and security holders are urged to read these documents and other relevant materials as they become available, because they will contain important information.

Exelon filed a preliminary proxy statement on Schedule 14A with the SEC on April 17, 2009 in connection with its solicitation of proxies (the “Preliminary Exelon Meeting Proxy Statement”) for a meeting of Exelon shareholders (the “Exelon Meeting”) to be called in order to approve the issuance of shares of Exelon common stock pursuant to the Offer. Exelon expects to file a definitive proxy statement on Schedule 14A with the SEC in connection with the solicitation of proxies for the Exelon Meeting (the “Definitive Exelon Meeting Proxy Statement”). Investors and security holders are urged to read the Preliminary Exelon Meeting Proxy Statement and the Definitive Exelon Meeting Proxy Statement and other relevant materials as they become available, because they will contain important information.

Investors and security holders can obtain copies of the materials described above (and all other related documents filed with the SEC) at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, toll free at 1-877-750-9501. Investors and security holders may also read and copy any reports, statements and other information filed by Exelon, Xchange or NRG with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Exelon and Xchange will be participants in the solicitation of proxies from Exelon shareholders for the Exelon Meeting or any adjournment or postponement thereof. In addition, certain directors and executive officers of Exelon and Xchange may solicit proxies for the Exelon Meeting. Information about Exelon and Exelon’s directors and executive officers is available in the Preliminary Exelon Meeting Proxy Statement. Information about Xchange and Xchange’s directors and executive officers is available in Schedule II to the Prospectus/Offer to Exchange. Information about any other participants will be included in the Definitive Exelon Meeting Proxy Statement.

Forward Looking Statements

This press release includes forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The factors that could cause actual results to differ materially from these forward-looking statements include Exelon’s ability to achieve the synergies contemplated by the proposed transaction, Exelon’s ability to promptly and effectively integrate the businesses of NRG and Exelon, and the timing to consummate the proposed transaction and obtain required regulatory approvals as well as those discussed in (1) the Exchange Offer Documents; (2) Exelon’s 2008 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (3) Exelon’s First Quarter 2009 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (4) other factors discussed in Exelon’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Statements made in connection with the Offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.

All information in this press release concerning NRG, including its business, operations, and financial results, was obtained from public sources. While Exelon has no knowledge that any such information is inaccurate or incomplete, Exelon has not had the opportunity to verify any of that information.

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Exelon Corporation is one of the nation’s largest electric utilities with nearly $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

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